EXHIBIT 99.1

SCREENVISION ACQUIRES UNIQUESCREEN MEDIA (USM) FROM CINEDIGM DIGITAL CINEMA

Deal Expands Screenvision’s Overall Cinema Advertising Network To More Than 15,200 Screens and Digital Footprint To Over 10,600 Screens; Cinedigm To Be A Major Provider Of Alternative Content Distribution And Promotion for Screenvision

New York, NY & Woodland Hills, CA (September 1, 2011) – Screenvision, a leading cinema advertising sales, services and content distribution company, today announced that it has signed a definitive agreement to acquire UniqueScreen Media, Inc. (USM), the cinema advertising division of Cinedigm Digital Cinema Corp (NASDAQ: CIDM). Additionally, Screenvision and Cinedigm have entered into a long-term agreement to partner their alternative content businesses, with Cinedigm becoming a major provider of alternative content distribution and promotion for Screenvision.  By fully leveraging the Screenvision platform, the deal significantly strengthens and expands Cinedigm's position as a leading supplier of alternative content to theaters across North America.

The deal further solidifies Screenvision’s vast national cinema advertising network by expanding its overall and digital footprints across the country and growing its presence in pivotal top 25 DMA markets. These include Boston, Dallas, Atlanta, Washington DC, Detroit, Minneapolis, Cleveland, St. Louis, Charlotte, and Raleigh. UniqueScreen Media’s strong presence in the South and Midwest regions will further strengthen Screenvision's robust national coverage.

With the addition of UniqueScreen Media’s assets, Screenvision's overall national cinema advertising network will now comprise 15,266 screens, and its digital footprint will now comprise 10,622 screens.  This expansion will enable Screenvision to have greater success in helping advertisers connect their brands to savvy cinema audiences across the nation through its innovative marketing offerings.

“UniqueScreen Media has been a great partner with whom Screenvision has collaborated for many years. Its team is passionate about the same thing we are – presenting marketers with engaging ways to interact with consumers by creating the most captivating cinema advertising experiences,” said Travis Reid, Chief Executive Officer of Screenvision. "Additionally, we have experienced solid success in delivering alternative content to our over 150 Exhibitor partners to-date and are excited to be partnering with Cinedigm to provide an additional pipeline of alternative content.”

“We are very excited to now be partners with Screenvision, creating a win-win for both companies and our customers,” said Chris McGurk, Chairman and CEO of Cinedigm.  “This partnership accomplishes two key goals for Cinedigm: First, it further focuses our resources on alternative content marketing and distribution, a core business where we can be the clear market leader, now further enhanced by the Screenvision platform and relationships. Second, given Screenvision’s leadership position in cinema advertising, this agreement gives our exhibition partners a stronger advertising platform while, at the same time, Cinedigm exits a non-core business.”

UniqueScreen Media was founded in 1984 and is headquartered in St. Cloud, MN with offices in Rochester, NY and Los Angeles, CA.

ABOUT SCREENVISION
Headquartered in New York, N.Y., Screenvision is a national leader in cinema advertising, offering on-screen advertising, in-lobby promotions and integrated marketing programs to national, regional and local advertisers and providing comprehensive cinema advertising representation services for its theatrical exhibitor partners. The Screenvision cinema advertising network is comprised of over 15,000 screens in 2,300+ theatre locations across all 50 states and 94% of DMAs nationwide; delivering through more than 150 theatrical circuits, including 10 of the top 15 exhibitor companies. For more information: http://www.screenvision.com.

ABOUT UNIQUESCREEN MEDIA
UniqueScreen Media has been a longtime frontrunner in the onscreen advertising industry with over 2400 screens in more than 325 theatres. We have continued our tradition of leadership in the industry by utilizing Cinedigm’s Digital Cinema Systems in many of our locations for our preshow program, Preflix.  We provide cutting-edge, fully digital, sight and sound technology, and deliver Preflix in high definition. In addition, the Preflix program brings a unique and customized style to on-screen advertising, balancing local advertising, PSAs and theatre promotions with entertainment, including studio content, movie trivia and behind-the-scenes looks at upcoming movies and events. For more information: http://www.uniquescreenmedia.com/advertise.html

ABOUT CINEDIGM
Cinedigm offers a new business model to exhibitors by enabling theatres to present engaging alternative programming including live 2D and 3D sporting events and concerts, shorts, cartoons, live Q&A’s, as well as branded entertainment.  Recent releases by Cinedigm include the groundbreaking, worldwide LIVE 3D broadcast of the FIFA World Cup Championship, the BCS Championship in LIVE 3D, the Dave Matthews Band 3D concerts, and the sold out 3D PHISH concerts. Cinedigm has also released the

KIDTOONS series for the past six years, a weekly family friendly matinee series that runs in over 165 theatres across the country.  Cinedigm also provides a number of powerful software applications that enable exhibitors to enhance and streamline their daily operations.  Additionally, Cinedigm offers precision marketing tools to dramatically increase exhibitor marketing effectiveness, including social media initiatives, targeted advertising and strategic public relations.  Cinedigm(TM) and Cinedigm Digital Cinema Corp.(TM) are trademarks of Cinedigm Digital Cinema Corp www.cinedigm.com [CIDM-G]

For more information, please contact:

FOR SCREENVISION
Caroline Kasabian
Screenvision
212-497-0453
ckasabian@screenvision.com

Jeffrey Klein, Ann Hinshaw
DKC
212-685-4300
jeff_klein@dkcnews.com; ann_hinshaw@dkcnews.com

FOR CINEDIGM DIGITAL CINEMA
Maggie Begley
MBC
310-301-1785
maggie@mbcprinc.com